Exhibit 10.3

May 17, 2026

Brigette Roberts

Re: Employment Terms

Dear Brigette:

As you are aware, Orphai Therapeutics, Inc. (the “Company”) is pursuing a potential corporate transaction with Quince Therapeutics, Inc. (the “Parent”), pursuant to which it will ultimately become a subsidiary of Parent (the “Merger”). Parent is pleased to offer you continued employment with the Company following the closing of the Merger (the “Closing”) on the terms and conditions in this letter agreement.

Following the Closing, you will provide services to the Parent and its affiliates (collectively with the Company, the “Parent Group”) as Chief Corporate Affairs Officer. However, the other terms and conditions of your employment with the Company will generally remain unchanged. By way of example, your current annual base salary of $600,000 shall remain the same and with respect to fiscal year 2026 you be eligible to receive an annual bonus based on a target amount equal to 50% of your annual base salary, with the actual amount of the annual bonus determined based on achievement of the corporate objectives for fiscal year 2026 as approved by the Board of Directors of the Company. In addition, you will generally continue to be eligible to receive the employee benefits that are made available to you by the Company. Further information regarding employee benefits will be provided following the Closing. You will provide services to the Parent and its affiliates and it is anticipated that as part of the integration of operations of the Parent Group, that we will later enter into a new employment agreement with market standard compensation and benefits.

Your employment relationship remains at-will and you acknowledge and understand you remain bound by the obligations set forth in your Employee Confidential Information and Inventions Assignment Agreement, which shall also apply to your service to the Parent Group.

The effective date of this letter agreement will be the Closing Date as defined in that certain Agreement and Plan of Merger, by and between the Company, the Parent, and the other parties thereto (as amended, modified, or supplemented from time to time in accordance with its terms, the “Merger Agreement”). If the anticipated transactions contemplated in the Merger Agreement do not close, this letter agreement will have no effect, will not be binding on the Company, Parent, or on you, shall terminate as of the termination of the Merger Agreement, and neither you nor the Company or Parent shall have rights or obligations hereunder.

611 Gateway Boulevard • Suite 273 • South San Francisco • California • 94080

Quince Therapeutics

You acknowledge and agree that the Merger, together with any resulting changes to your employment terms, compensation, and/or benefits (collectively, the “Specified Changes”), do not, alone or in connection with any other circumstance, constitute “Good Reason” under any existing severance agreement, employment agreement or other agreement or plan providing severance, acceleration of vesting, or termination-related rights or payments in connection with a termination by you for “Good Reason” (collectively, the “Good Reason Arrangements”), and you hereby waive any right to provide notice of or to assert any claim that the Merger or the Specified Changes give rise to Good Reason under any Good Reason Arrangement.

This letter agreement forms the complete and exclusive statement between you and the Parent Group with respect to this subject matter; provided, that your Compensation Arrangement Letter Agreement, dated as of May 12, 2026, and your Severance Agreement dated as of March 3, 2025, remain in full force and effect. This letter agreement may not be amended or modified except by a written modification signed by you and a duly authorized representative of the Parent. This letter agreement is governed by the laws of the State of Delaware, without reference to conflicts of law principles, and it is intended to bind and inure to the benefit of and be enforceable by the Parent and its successors and assigns. If any provision of this letter agreement shall be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this letter agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. No waiver of any right hereunder shall be effective unless it is in writing. Any ambiguity in this letter agreement shall not be construed against either party as the drafter. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures. To confirm your acceptance, please sign and date this letter agreement and return the fully signed document to me. Please let me know if you have any questions.

Sincerely,

/s/ Dirk Thye, M.D.
Dirk Thye, M.D.
CEO & CMO

Reviewed, Understood, and Accepted:

/s/ Brigette Roberts, M.D. May 17, 2026
Brigette Roberts, M.D. Date